CAPITAL SENIOR LIVING CORPORATION EXTENDS DATE TO CLOSE MERGER WITH ILM II SENIOR LIVING, INC.


DALLAS - (BUSINESS WIRE) - December 7, 2000 - Capital Senior Living Corporation (NYSE: CSU), one of the country's largest operators and developers of senior living communities, announced today that it has reached agreement with ILM II Senior Living, Inc. ("ILM II") to extend until at least March 31, 2001 the outside termination date of its previously announced pending merger. The separate merger with ILM Senior Living, Inc. ("ILM I") closed on August 16, 2000, whereby the Company acquired eight senior living communities, including the 75% interest in Villa Santa Barbara which was owned by ILM II. The ILM II merger was originally scheduled to be consummated at the same time as the merger with ILM I, but has not been consummated to date.

"The addition of the eight communities previously owned by ILM I has increased resident capacity of our owned portfolio by approximately 1300 residents," James
A. Stroud, Chairman of the Company said. "We will continue to manage the remaining five ILM II communities, pursuant to our existing management agreement."

"We are considering selling upon completion of the merger four of the five ILM II communities to a tax-exempt organization," added Lawrence A. Cohen, Chief Executive Officer. "We would then continue to manage these four communities under a long-term contract. We would retain ownership of the fifth community, Crown Villa, which provides assisted living as part of a continuum of care on the same campus as the recently acquired independent living community, Crown Pointe." The Company also agreed, if the merger is not completed by March 31, 2001, to relinquish its rights of first and last offer to acquire the ILM II communities and to reduce the termination fees payable to the Company under certain limited circumstances. All other terms of the merger agreement remain in full force and effect.

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators and developers of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently owns and/or operates 47 communities in 21 states with a total capacity of approximately 7,700 residents and is developing and/or constructing 11 communities with a total capacity of approximately 1,500 residents. Upon completion of these developments, the Company is expected to increase its total capacity to approximately 9,200 residents. In the communities operated by the Company, 82 percent of residents live independently and 18 percent of residents require assistance with activities of daily living.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic condition generally, and satisfaction of closing conditions such as those pertaining to licensure. These and other risks are detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972/770-5600 for more information.